UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 29, 2018

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4140 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices) (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Merger Agreement

On January 29, 2018, Callidus Software Inc., a Delaware corporation (“Company”), SAP America, Inc., a Delaware corporation (“Parent”), and Emerson One Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”).  The Board of Directors of the Company (the “Board”) has unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote in favor of adoption of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, and subject to the conditions specified in the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, the Company stockholders will be entitled to receive $36.00 in cash (the “Merger Consideration”) for each share of the Company’s common stock (each, a “Company Share”) owned by them as of the effective time of the Merger (the “Effective Time”).

The consummation of the Merger is subject to certain conditions, including (i) adoption of the Merger Agreement by holders of a majority of the Company’s outstanding common stock, (ii) the accuracy of the Company’s, Parent’s and Merger Sub’s respective representations and warranties, subject to specified materiality qualifications, (iii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as any similar filings and clearances under certain foreign antitrust laws, (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement), and (v) other customary conditions. The dates for closing the Merger and for the Company’s special meeting of stockholders to vote on adoption of the Merger Agreement have not yet been determined.

The Merger Agreement contains customary representations, warranties and covenants of the parties. The Company has agreed to operate its business in the ordinary course and to refrain from engaging in certain activities. In addition, under the Merger Agreement, the Company has agreed not to initiate, solicit or knowingly encourage or knowingly induce any alternative proposals for an acquisition of the Company, subject to customary exceptions for the Company to respond to unsolicited proposals to the extent that the failure to do so would be inconsistent with the fiduciary duties of the Board.

The Merger Agreement also contains certain termination rights for the parties, including the right of the Company in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that the Company would be required to pay Parent a termination fee of $75.0 million in certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal.

SAP SE (“SAP” and, together with Parent and Merger Sub, the “SAP Group”) has absolutely, irrevocably and unconditionally guaranteed the payment and performance of Parent’s and Merger Sub’s obligations (including for payment of the Merger Consideration and for breach) under the Merger Agreement.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each option to purchase Company Shares that remains outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, a “Company Option”), will be cancelled and converted into the right to receive an amount in cash, less applicable withholding taxes, equal to the product of (i) the aggregate number of Company Shares subject to such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Option.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each Company time-based restricted stock unit award that remains outstanding as of immediately prior to the Effective Time (each, a “Company RSU”) will be treated as follows at the Effective Time:

•                  Each vested Company RSU, and each unvested Company RSU held by a non-employee member of the Board, will be cancelled and converted into the right to receive the Merger Consideration in cash, less applicable withholding taxes, for each Company Share subject to such Company RSU.

•                  Each unvested Company RSU granted prior to January 29, 2018 that is held by an employee of the Company shall be cancelled and converted into the right to receive, in cash, less applicable withholding taxes, the Merger Consideration, and such right shall remain subject to the time-based vesting (including any “double-trigger” acceleration) terms that applied with respect to the applicable Company RSU immediately prior to the Effective Time.

•                  Each unvested Company RSU granted on or after January 29, 2018 shall be cancelled and converted into a cash-settled award of restricted stock units of SAP stock pursuant to an exchange ratio determined based on SAP’s trading price at the Effective Time, with the payment amount to be determined based on SAP’s trading price at the applicable vesting date, and such award shall remain subject to the time-based vesting (including any “double-trigger” acceleration) terms that applied with respect to the applicable Company RSU immediately prior to the Effective Time.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each Company performance-based restricted stock unit award that remains outstanding as of immediately prior to the Effective Time (each, a “Company PSU”) will be cancelled and converted into the right to receive, in cash, less applicable withholding taxes, the Merger Consideration for each share that is deemed earned and credited, and such right shall remain subject to the time-based vesting (including any “double-trigger” acceleration) terms that applied with respect to the applicable Company PSU immediately prior to the Effective Time (each, a “Replacement PSU”).

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or the SAP Group. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the Effective Time, which subsequent information may or may not be fully reflected in public disclosures.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2018, the Company entered into letter agreements (each, a “PSU Letter Agreement”) with Leslie Stretch, the Company’s Chief Executive Officer, Roxanne Oulman, the Company’s Chief Financial Officer, and Jimmy Duan, the Company’s Chief Technology Officer, and certain other employees of the Company. Each PSU Letter Agreement provides that (i) the Company PSUs held by such executive officer or other employee will be deemed earned and credited for any ongoing performance period with the number of Company Shares set forth in the PSU Letter Agreement, (ii) each Company PSU held by such executive officer or other employee will convert into a Replacement PSU pursuant to the terms of the Merger Agreement and will remain subject to service-based vesting (including any “double-trigger” death or disability acceleration terms applicable to such Company PSUs) through the applicable performance period end date set forth in the PSU Letter Agreement, and (iii) any Company PSUs held by such executive officer or other employee that are not credited as described in the PSU Letter Agreement will be forfeited at the Effective Time for no consideration.

The foregoing description of the PSU Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the PSU Letter Agreements, each of which is attached as an exhibit to this report and incorporated herein by reference.

Item 5.03                                           Amendments to Articles of Incorporation or Bylaws.

On January 29, 2018, the Board approved amending and restating the Company’s Second Amended and Restated Bylaws (the “Bylaws”), which amendment and restatement became effective immediately. The Bylaws add a new Section 5.06 that generally provides that unless the Company consents in writing to the selection of an alternate forum, a state or federal court located within the state of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Amended and Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Company’s Amended and Restated Certificate of Incorporation or the Bylaws, and (v) any action or proceeding asserting a claim against the Company governed by the internal affairs doctrine.

The foregoing description of the Bylaws is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Bylaws, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

Item 8.01                                           Other Events.

Press Release

On January 29, 2018, the Company and SAP issued a joint press release announcing the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1.

Forward Looking Statements

Statements in this communication regarding the proposed Merger between Merger Sub and the Company, the expected timetable for completing the Merger, benefits and synergies of the Merger, future opportunities for the combined company and products, and any other statements regarding the future expectations, beliefs, goals, plans or prospects of the Company constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the parties’ inability to consummate the Merger due to failure to satisfy conditions to the completion of the Merger, including the receipt of stockholder approval or the regulatory approvals required for the Merger, which may not be obtained on the terms expected, on the anticipated schedule or at all, and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed February 27, 2017 with the Securities and Exchange Commission (the “SEC”) and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed November 9, 2017 with the SEC. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information About the Merger

In connection with the proposed Merger, the Company will file a proxy statement with the SEC. The definitive proxy statement will be mailed to the Company stockholders entitled to vote at the special meeting related to the proposed Merger, and will contain important information about the proposed Merger and related matters. THE COMPANY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO IT. The Company stockholders are advised that they may obtain free copies of the proxy statement filed by the Company with the SEC (when it becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when it becomes available) from the Company’s website at http://investor.calliduscloud.com/about-us/investor-relations/ or from the Company by written request to Investor Relations, Callidus Software Inc., 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568.

Additionally, the Company and SAP will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. SAP, the Company and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F and the proxy statement and other relevant materials filed with the SEC when they become available. These documents are available free of charge at the SEC’s web site at www.sec.gov. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed Merger when it becomes available.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger, dated January 29, 2018, by and among SAP America, Inc., Emerson One Acquisition Corp. and Callidus Software Inc.
3.1	Amended and Restated Bylaws
99.1	Letter Agreement, dated January 29, 2018, by and between the Company and Leslie Stretch.
99.2	Letter Agreement, dated January 29, 2018, by and between the Company and Roxanne Oulman.
99.3	Letter Agreement, dated January 29, 2018, by and between the Company and Jimmy Duan.
99.4	Press Release dated January 29, 2018

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger, dated January 29, 2018, by and among SAP America, Inc., Emerson One Acquisition Corp. and Callidus Software Inc.
3.1	Amended and Restated Bylaws
99.1	Letter Agreement, dated January 29, 2018, by and between the Company and Leslie Stretch.
99.2	Letter Agreement, dated January 29, 2018, by and between the Company and Roxanne Oulman.
99.3	Letter Agreement, dated January 29, 2018, by and between the Company and Jimmy Duan.
99.4	Press Release dated January 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: January 30, 2018	By:	/s/ Roxanne Oulman
Roxanne Oulman
Executive Vice President, Chief Financial Officer